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                                                                    EXHIBIT 99.1




                                 March 22, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

         Arthur Andersen LLP has represented to us that the audit conducted in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 was subject to Andersen's quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                            Very truly yours,


                                            LEXICON GENETICS INCORPORATED